Exhibit 99.1

Contacts:	Emily Tadano, VP Investor Relations and ESG
(480) 515-8979 (office)
investors@meritagehomes.com

Meritage Homes reports fourth quarter 2024 results

SCOTTSDALE, Ariz., January 29, 2025 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced fourth quarter and full year results for the periods ended December 31, 2024.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2024	2023	% Chg	2024	2023	% Chg
Homes closed (units)	4,044	3,951	2%	15,611	13,976	12%
Home closing revenue	$1,595,928	$1,641,523	(3)%	$6,341,546	$6,056,784	5%
Average sales price - closings	$395	$415	(5)%	$406	$433	(6)%
Home orders (units)	3,304	2,892	14%	14,606	13,193	11%
Home order value	$1,320,447	$1,198,744	10%	$5,950,708	$5,675,892	5%
Average sales price - orders	$400	$415	(4)%	$407	$430	(5)%
Ending backlog (units)				1,544	2,549	(39)%
Ending backlog value				$629,549	$1,088,137	(42)%
Average sales price - backlog				$408	$427	(4)%
Earnings before income taxes	$221,562	$258,869	(14)%	$1,002,870	$949,430	6%
Net earnings	$172,649	$198,851	(13)%	$786,186	$738,748	6%
Diluted EPS	$4.72	$5.38	(12)%	$21.44	$19.93	8%

MANAGEMENT COMMENTS
"2024 was another record-setting year for Meritage as we began to roll out our new move-in ready strategy and were able to capitalize on continuing demand for affordable, immediately available homes. For the full year 2024, we generated our highest annual closing volume of 15,611 homes and, despite a pullback in average sales price, we achieved a company-high home closing revenue of $6.3 billion," said Steven J. Hilton, executive chairman of Meritage Homes. "This quarter, we experienced normal seasonality, but with our focus on affordability, we were still able to secure orders totaling 3,304 homes—an average monthly absorption pace of 3.9. With favorable demographics for our product offerings, an undersupply of homes at our price points and stability in the job market, we believe that we are well-positioned to capture demand in the spring selling season while continuing to grow our market share."

"With over 50% of this quarter's closings sold during this quarter, our backlog conversion rate was a company-record 177%," added Phillippe Lord, chief executive officer of Meritage Homes. "Our 4,044 deliveries this quarter combined with home closing gross margin of 23.2% and SG&A leverage of 10.8% resulted in diluted EPS of $4.72. We increased our book value per share 12.9% year-over-year to $142.98 and generated a return on equity of 16.1% as of December 31, 2024."*

“Our capital allocation in the fourth quarter of 2024 remained centered on investing in growth and returning cash to shareholders. Our land acquisition and development spend totaled $741.5 million this quarter, as we put approximately 14,400 net new lots under control, which included our acquisition of Elliott Homes. We also spent a combined $67.0 million on cash dividends and share repurchases," concluded Mr. Lord. "At December 31, 2024, our balance sheet remained strong, with ample liquidity and nothing drawn under our revolving credit facility. We ended the quarter with cash of $651.6 million and a net debt-to-capital ratio of 11.7%. Given our confidence in Meritage's long-term growth trajectory, we completed a two-for-one stock split after the quarter ended on January 2, 2025."

FOURTH QUARTER RESULTS
•Orders of 3,304 for the fourth quarter of 2024 increased 14% year-over-year due to an 8% increase in average absorption pace to 3.9 per month from 3.6 per month in the fourth quarter of 2023 and a 5% increase in average communities. Fourth quarter 2024 average sales price ("ASP") on orders of $400,000 was down 4% from the fourth quarter of 2023 due to greater utilization of financing incentives as well as product and geographic mix shift. Entry-level represented 91% of fourth quarter 2024 sales orders, compared to 88% in the prior year.
•The 3% year-over-year decrease in home closing revenue to $1.6 billion for the fourth quarter of 2024 was primarily the result of a 5% lower ASP on closings due to greater utilization of financing incentives as well as product and geographic mix. The fourth quarter 2024 closing volume totaled 4,044 units, which was 2% higher than prior year. Entry-level represented 91% of fourth quarter 2024 home closings, compared to 86% in the prior year.

•Home closing gross margin of 23.2% in the fourth quarter of 2024 was down 200 bps from 25.2% in the fourth quarter of 2023 as a result of greater utilization of financing incentives and higher lot costs, which were partially offset by lower direct costs per square foot and improved cycle times.
•Selling, general and administrative expenses ("SG&A") as a percentage of home closing revenue was 10.8% for the fourth quarter of 2024 compared to 10.7% for the fourth quarter of 2023. As we moved into the tougher selling environment, commission rates in the fourth quarter of 2024 increased.
•The fourth quarter effective income tax rate was 22.1% in 2024, compared to 23.2% in 2023. The Company's tax rates in both periods benefited from earned eligible energy tax credits on qualifying homes under the Inflation Reduction Act ("IRA").
•Net earnings were $172.6 million ($4.72 per diluted share) for the fourth quarter of 2024, a 13% decrease from $198.9 million ($5.38 per diluted share) for the fourth quarter of 2023. Lower home closing revenue and lower margins led to a 12% year-over-year decrease in earnings per diluted share.

YEAR TO DATE RESULTS
•Total sales orders of 14,606 homes for full year 2024 increased 11% over prior year due to an 8% year-over-year increase in average absorption pace to 4.3 per month in 2024 and a 1% increase in average community count.
•Home closing revenue increased 5% for full year 2024 to $6.3 billion due to a 12% increase in home closing volume year-over-year partially offset by a 6% decline in ASPs on closings.
•Full year 2024 home closing gross margin of 24.9% was slightly up from 24.8% for full year 2023, due to lower direct costs per square foot and improved cycle time, which were partially offset by greater utilization of financing incentives and higher lot costs.
•SG&A as a percentage of home closing revenue of 10.1% was slightly lower year-over-year from 10.2% in 2023. Commissions were higher year-over-year as a result of tougher selling conditions in 2024.
•For the full year 2024, the Company recognized a loss on early extinguishment of debt of $0.6 million in connection with the $250.0 million redemption of its remaining 6.00% senior notes due 2025 (the "2025 Notes"). The Company recognized a loss on early extinguishment of debt of $0.9 million in 2023 in connection with the $150.0 million partial redemption of the 2025 Notes.
•The effective tax rate for full year 2024 was 21.6%, compared to 22.2% for full year 2023. The Company's tax rates in both periods benefited from earned eligible energy tax credits on qualifying homes under the IRA.
•Net earnings were $786.2 million ($21.44 per diluted share) for full year 2024, a 6% increase from $738.7 million ($19.93 per diluted share) for full year 2023, primarily reflecting higher home closing revenue and slightly lower overhead costs in 2024.

BALANCE SHEET & LIQUIDITY
•On October 29, 2024, the Company completed the acquisition of the assets of private builder Elliott Homes ("Elliott"), which built entry-level homes in Mississippi, Alabama and the Florida panhandle. Approximately 5,500 lots were included in the acquisition.
•Cash and cash equivalents at December 31, 2024 totaled $651.6 million, compared to $921.2 million at December 31, 2023, as we increased our investments in real estate and also completed the Elliott acquisition in the fourth quarter of 2024.
•Land acquisition and development spend totaled $741.5 million for the fourth quarter of 2024, compared to $653.5 million for the fourth quarter of 2023. The 2024 spend included the Elliott acquisition. Full year 2024 land spend was $2.5 billion compared to $1.9 billion in the prior year.
•Approximately 85,600 total lots were owned or controlled as of December 31, 2024, which included the approximately 5,500 lots from the Elliott acquisition. This was a 33% increase from approximately 64,300 total lots as of December 31, 2023. Approximately 14,400 net new lots were added in the fourth quarter of 2024, which compared to over 7,600 net new lots in the fourth quarter of 2023.
•Fourth quarter 2024 ending community count was 292, which compared to 278 ending communities at September 30, 2024 and 270 at December 31, 2023.
•Debt-to-capital and net debt-to-capital ratios were 20.6% and 11.7%, respectively as of December 31, 2024, compared to 17.9% and 1.9%, respectively as of December 31, 2023.
•The Company declared and paid quarterly cash dividends of $0.75 per share totaling $27.0 million in the fourth quarter of 2024, up from $0.27 per share totaling $9.8 million in the fourth quarter of 2023. Full year dividends paid were $108.6 million and $39.5 million in 2024 and 2023, respectively.
•During the fourth quarter of 2024, the Company repurchased 218,616 shares of stock, or 0.6% of shares outstanding at the beginning of the quarter, for $40.0 million, which compared to 24,869 shares of stock repurchased in the fourth quarter of 2023 for $4.1 million. For full year 2024, the Company repurchased 732,255 shares of stock, or 2.0% of shares outstanding at the beginning of the year, for a total of $125.9 million, which compared to 437,882 shares of stock repurchased in full year 2023 for $59.1 million. During the fourth quarter of 2024, the Board approved an additional $250.0 million to the authorized share repurchase program, and as of December 31, 2024, $309.1 million remained available to repurchase under the program.
•Subsequent to the fourth quarter of 2024, we completed a two-for-one stock split of Meritage's common stock in the form of a stock dividend on January 2, 2025.

GUIDANCE
The Company is providing the following updated guidance for full year 2025, based on current market conditions:

Full Year 2025
Home closing volume	16,250-16,750 units
Home closing revenue	$6.6-6.9 billion

CONFERENCE CALL
Management will host a conference call to discuss its fourth quarter 2024 results at 8:00 a.m. Mountain Standard Time (10:00 a.m. Eastern Standard Time) on Thursday, January 30, 2025. To listen, please go to Meritage's Investor Relations page for the live webcast or dial in to 1-877-407-6951 US toll free or 1-412-902-0046. A replay will be available on the Investor Relations page.

* The Company's return on equity is calculated as net earnings for the trailing twelve months divided by average total stockholders' equity for the trailing five quarters. The Company's book value per share is calculated as total stockholders' equity as of the last day of the period divided by the shares outstanding as of the last day of the period.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(unaudited)

	Three Months Ended December 31,
	2024	2023	Change $	Change %
Homebuilding:
Home closing revenue	$1,595,928	$1,641,523	$(45,595)	(3)%
Land closing revenue	17,356	11,682	5,674	49%
Total closing revenue	1,613,284	1,653,205	(39,921)	(2)%
Cost of home closings	(1,226,114)	(1,228,426)	2,312	—%
Cost of land closings	(14,026)	(9,104)	(4,922)	54%
Total cost of closings	(1,240,140)	(1,237,530)	(2,610)	—%
Home closing gross profit	369,814	413,097	(43,283)	(10)%
Land closing gross profit	3,330	2,578	752	29%
Total closing gross profit	373,144	415,675	(42,531)	(10)%
Financial Services:
Revenue	8,429	7,200	1,229	17%
Expense	(4,024)	(3,218)	(806)	25%
Earnings from financial services unconsolidated entities and other, net	2,757	2,418	339	14%
Financial services profit	7,162	6,400	762	12%
Commissions and other sales costs	(104,956)	(107,145)	2,189	(2)%
General and administrative expenses	(67,742)	(68,972)	1,230	(2)%
Interest expense	—	—	—	—%
Other income, net	13,954	12,911	1,043	8%
Earnings before income taxes	221,562	258,869	(37,307)	(14)%
Provision for income taxes	(48,913)	(60,018)	11,105	(19)%
Net earnings	$172,649	$198,851	$(26,202)	(13)%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$4.78	$5.46	$(0.68)	(12)%
Weighted average shares outstanding	36,094	36,446	(352)	(1)%
Diluted
Earnings per common share	$4.72	$5.38	$(0.66)	(12)%
Weighted average shares outstanding	36,562	36,947	(385)	(1)%

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(unaudited)

	Twelve Months Ended December 31,
	2024	2023	Change $	Change %
Homebuilding:
Home closing revenue	$6,341,546	$6,056,784	$284,762	5%
Land closing revenue	22,326	56,229	(33,903)	(60)%
Total closing revenue	6,363,872	6,113,013	250,859	4%
Cost of home closings	(4,761,703)	(4,554,671)	(207,032)	5%
Cost of land closings	(18,309)	(51,786)	33,477	(65)%
Total cost of closings	(4,780,012)	(4,606,457)	(173,555)	4%
Home closing gross profit	1,579,843	1,502,113	77,730	5%
Land closing gross profit	4,017	4,443	(426)	(10)%
Total closing gross profit	1,583,860	1,506,556	77,304	5%
Financial Services:
Revenue	31,163	25,250	5,913	23%
Expense	(14,657)	(12,128)	(2,529)	21%
Loss from financial services unconsolidated entities and other, net	(2,096)	(656)	(1,440)	220%
Financial services profit	14,410	12,466	1,944	16%
Commissions and other sales costs	(409,069)	(384,911)	(24,158)	6%
General and administrative expenses	(230,856)	(231,722)	866	—%
Interest expense	—	—	—	—%
Other income, net	45,156	47,948	(2,792)	(6)%
Loss on early extinguishment of debt	(631)	(907)	276	(30)%
Earnings before income taxes	1,002,870	949,430	53,440	6%
Provision for income taxes	(216,684)	(210,682)	(6,002)	3%
Net earnings	$786,186	$738,748	$47,438	6%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$21.70	$20.17	$1.53	8%
Weighted average shares outstanding	36,238	36,619	(381)	(1)%
Diluted
Earnings per common share	$21.44	$19.93	$1.51	8%
Weighted average shares outstanding	36,666	37,069	(403)	(1)%

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	December 31, 2024	December 31, 2023
Assets:
Cash and cash equivalents	$651,555	$921,227
Other receivables	256,282	266,972
Real estate (1)	5,728,775	4,721,291
Deposits on real estate under option or contract	192,405	111,364
Investments in unconsolidated entities	28,735	17,170
Property and equipment, net	47,285	48,953
Deferred tax assets, net	54,524	47,573
Prepaids, other assets and goodwill	203,093	218,584
Total assets	$7,162,654	$6,353,134
Liabilities:
Accounts payable	$212,477	$271,650
Accrued liabilities	452,213	424,764
Home sale deposits	20,513	36,605
Loans payable and other borrowings	29,343	13,526
Senior and convertible senior notes, net	1,306,535	994,689
Total liabilities	2,021,081	1,741,234
Stockholders' Equity:
Preferred stock	—	—
Common stock, par value $0.01. Authorized 125,000,000 shares; 35,960,986 and 36,425,037 shares issued and outstanding at December 31, 2024 and 2023, respectively	360	364
Additional paid-in capital	143,036	290,955
Retained earnings	4,998,177	4,320,581
Total stockholders’ equity	5,141,573	4,611,900
Total liabilities and stockholders’ equity	$7,162,654	$6,353,134
(1) Real estate – Allocated costs:
Homes under contract under construction	525,271	$704,206
Unsold homes, completed and under construction	1,730,636	1,260,855
Model homes	119,732	118,252
Finished home sites and home sites under development	3,353,136	2,637,978
Total real estate	$5,728,775	$4,721,291

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Twelve Months Ended December 31,
	2024	2023
Cash flows from operating activities:
Net earnings	$786,186	$738,748
Adjustments to reconcile net earnings to net cash (used in)/provided by operating activities:
Depreciation and amortization	25,959	25,334
Stock-based compensation	25,809	22,511
Loss on early extinguishment of debt	631	907
Equity in earnings from unconsolidated entities	(9,225)	(6,371)
Distribution of earnings from unconsolidated entities	7,461	6,792
Other	14,460	4,115
Changes in assets and liabilities:
Increase in real estate	(979,254)	(357,408)
(Increase)/decrease in deposits on real estate under option or contract	(81,354)	(36,140)
Decrease/(increase) in receivables, prepaids and other assets	39,776	(64,169)
(Decrease)/increase in accounts payable and accrued liabilities	(41,933)	22,609
Decrease in home sale deposits	(16,092)	(1,356)
Net cash (used in)/provided by operating activities	(227,576)	355,572
Cash flows from investing activities:
Investments in unconsolidated entities	(18,545)	(5,991)
Distributions of capital from unconsolidated entities	2,867	137
Purchases of property and equipment	(28,658)	(38,192)
Proceeds from sales of property and equipment	262	423
Maturities/sales of investments and securities	750	750
Payments to purchase investments and securities	(750)	(750)
Net cash used in investing activities	(44,074)	(43,623)
Cash flows from financing activities:
Repayment of loans payable and other borrowings	(8,933)	(2,798)
Repayment of senior notes	(250,695)	(150,884)
Proceeds from issuance of convertible senior notes	575,000	—
Payment of debt issuance costs	(17,082)	—
Purchase of capped calls related to issuance of convertible senior notes	(61,790)	—
Dividends paid	(108,590)	(39,534)
Repurchase of shares	(125,932)	(59,067)
Net cash provided by/(used in) financing activities	1,978	(252,283)
Net (decrease)/increase in cash and cash equivalents	(269,672)	59,666
Cash and cash equivalents, beginning of period	921,227	861,561
Cash and cash equivalents, end of period	$651,555	$921,227

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(Unaudited)

We aggregate our homebuilding operating segments into reporting segments based on similar long-term economic characteristics and geographical proximity. Our three reportable homebuilding segments are as follows:
•West: Arizona, California, Colorado, and Utah
•Central: Texas
•East: Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, and Tennessee

	Three months ended December 31,
	2024		2023
	Homes	Value	Homes	Value
Homes Closed:
West Region	1,027	$490,898	1,155	$563,723
Central Region	1,228	436,006	1,242	464,571
East Region	1,789	669,024	1,554	613,229
Total	4,044	$1,595,928	3,951	$1,641,523

Homes Ordered:
West Region	864	$425,038	722	$373,941
Central Region	1,067	378,358	1,054	392,421
East Region	1,373	517,051	1,116	432,382
Total	3,304	$1,320,447	2,892	$1,198,744

	Twelve months ended December 31,
	2024		2023
	Homes	Value	Homes	Value
Homes Closed:
West Region	4,526	$2,223,876	4,109	$2,107,095
Central Region	4,834	1,739,553	4,486	1,798,939
East Region	6,251	2,378,117	5,381	2,150,750
Total	15,611	$6,341,546	13,976	$6,056,784

Homes Ordered:
West Region	4,215	$2,084,168	3,983	$2,046,251
Central Region	4,508	1,626,919	4,291	1,678,484
East Region	5,883	2,239,621	4,919	1,951,157
Total	14,606	$5,950,708	13,193	$5,675,892

Order Backlog:
West Region	435	$214,360	746	$379,785
Central Region	442	159,546	768	289,375
East Region	667	255,643	1,035	418,977
Total	1,544	$629,549	2,549	$1,088,137

	Three months ended December 31,				Twelve Months Ended December 31,
	2024		2023		2024		2023
	Ending	Average	Ending	Average	Ending	Average	Ending	Average
Active Communities:
West Region	91	88.5	78	81.0	91	84.6	78	90.0
Central Region	79	75.5	88	85.0	79	79.0	88	83.0
East Region	122	121.0	104	105.0	122	116.8	104	103.4
Total	292	285.0	270	271.0	292	280.4	270	276.4

Meritage Homes Corporation and Subsidiaries
Supplemental and Non-GAAP information
(Unaudited)

Supplemental Information (In thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Depreciation and amortization	$6,601	$7,758	$25,959	$25,334

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$53,732	$58,476	$54,516	$60,169
Interest incurred	12,713	12,845	52,717	57,759
Interest expensed	—	—	—	—
Interest amortized to cost of home and land closings	(12,767)	(16,805)	(53,555)	(63,412)
Capitalized interest, end of period	$53,678	$54,516	$53,678	$54,516

Reconciliation of Non-GAAP Information (In thousands):

Debt-to-Capital Ratios
	December 31, 2024	December 31, 2023
Senior and convertible senior notes, net, loans payable and other borrowings	$1,335,878	$1,008,215
Stockholders' equity	5,141,573	4,611,900
Total capital	$6,477,451	$5,620,115
Debt-to-capital	20.6%	17.9%

Senior and convertible senior notes, net, loans payable and other borrowings	$1,335,878	$1,008,215
Less: cash and cash equivalents	(651,555)	(921,227)
Net debt	$684,323	$86,988
Stockholders’ equity	5,141,573	4,611,900
Total net capital	$5,825,896	$4,698,888
Net debt-to-capital (1)	11.7%	1.9%
(1)Net debt-to-capital reflects certain adjustments to the debt-to-capital ratio and is defined as net debt (debt less cash and cash equivalents) divided by total capital (net debt plus stockholders' equity). Net debt-to-capital is considered a non-GAAP financial measure and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures. We believe this non-GAAP financial measure is relevant and useful to investors in understanding our operating results and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. We encourage investors to understand the methods used by other companies in the homebuilding industry to calculate non-GAAP financial measures and any adjustments thereto before comparing to our non-GAAP financial measures.

ABOUT MERITAGE HOMES CORPORATION
Meritage is the fifth-largest public homebuilder in the United States, based on homes closed in 2023. The Company offers energy-efficient and affordable entry-level and first move-up homes. Operations span across Arizona, California, Colorado, Utah, Texas, Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina and Tennessee.
Meritage has delivered almost 200,000 homes in its 39-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. The Company is an industry leader in energy-efficient homebuilding, an eleven-time recipient of the U.S. Environmental Protection Agency’s (EPA) ENERGY STAR® Partner of the Year for Sustained Excellence Award and Residential New Construction Market Leader Award, as well as a four-time recipient of the EPA's Indoor airPLUS Leader Award.
For more information, visit www.meritagehomes.com.
The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include expectations about the housing market in general and our future results including our ability to increase our market share and our full year 2025 projected home closing volume and home closing revenue.
Such statements are based on the current beliefs and expectations of Company management and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, except as required by law, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: increases in interest rates or decreases in mortgage availability, and the cost and use of rate locks and buy-downs; the cost of materials used to develop communities and construct homes; cancellation rates; supply chain and labor constraints; the ability of our potential buyers to sell their existing homes; our ability to acquire and develop lots may be negatively impacted if we are unable to obtain performance and surety bonds; the adverse effect of slow absorption rates; legislation related to tariffs; impairments of our real estate inventory; competition; home warranty and construction defect claims; failures in health and safety performance; fluctuations in quarterly operating results; our level of indebtedness; our exposure to counterparty risk with respect to our capped calls; our ability to obtain financing if our credit ratings are downgraded; our exposure to and impacts from natural disasters or severe weather conditions; the availability and cost of finished lots and undeveloped land; the success of our strategy to offer and market entry-level and first move-up homes; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest money or option deposits; our limited geographic diversification; shortages in the availability and cost of subcontract labor; the replication of our energy-efficient technologies by our competitors; our exposure to information technology failures and security breaches and the impact thereof; the loss of key personnel; changes in tax laws that adversely impact us or our homebuyers; our inability to prevail on contested tax positions; failure of our employees and representatives to comply with laws and regulations; our compliance with government regulations; liabilities or restrictions resulting from regulations applicable to our financial services operations; negative publicity that affects our reputation;

potential disruptions to our business by an epidemic or pandemic, and measures that federal, state and local governments and/or health authorities implement to address it; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2023 and our Form 10-Q for subsequent quarters under the caption "Risk Factors," which can be found on our website at https://investors.meritagehomes.com.